UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Harbert, Timothy B.
   State Street Corporation
   225 Franklin Street
   Boston, MA  02110
2. Date of Event Requiring Statement (Month/Day/Year)
   8/9/01
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |156,220               |D               |                                               |
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Common Stock                               |6,284                 |I               |401(k) Plan                                    |
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Common Stock                               |309                   |I               |(1)                                            |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Employee Stock Option (r|2/17/99  |2/16/04  |Common Stock           |6,184    |9.3125    |D(2)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|2/16/00  |2/15/05  |Common Stock           |8,120    |8.1250    |D(3)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|6/20/01  |6/19/06  |Common Stock           |8,000    |13.20315  |D(3)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/19/97-|12/18/06 |Common Stock           |80,000   |15.8750   |D(3)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/19/99 |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/17/99-|12/16/08 |Common Stock           |27,480   |33.71875  |D(4)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/17/01 |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/16/00-|12/15/09 |Common Stock           |24,920   |34.64065  |D(4)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/16/02 |         |                       |         |          |             |                           |
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Employee Stock Option (r|12/21/01-|12/20/10 |Common Stock           |54,200   |60.7375   |D(4)         |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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                        |12/21/03 |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Units acquired under State Street Corporation's 401(k) Restoration and Voluntary Deferral Plan and will be settled upon the reporting person's retirement.
(2) Employee stock option granted pursuant to State Street Corporation 1989 Stock Option Plan in transaction exempt under old Rule 16b-3.
(3) Employee stock option granted pursuant to State Street Corporation 1994 Stock Option and Performance Unit Plan in transaction exempt under old
Rule
16b-3.
(4) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan exercisable in 33 1/3% installments over a three-year
period.
SIGNATURE OF REPORTING PERSON
/s/Timothy B. Harbert
DATE
8/17/01